Exhibit 5
Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
TEL 215.665.8500
FAX: 215.864.8999
www.ballardspahr.com

August 7, 2018
Triumph Group, Inc.
899 Cassatt Road
Suite 210
Berwyn, PA 19312

Re:    Registration Statement on Form S-8 for Triumph Group, Inc.
Ladies and Gentlemen:
We have acted as counsel to Triumph Group, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, issuable under the Company’s 2018 Equity Incentive Plan (the “Plan”).
In rendering our opinion, we have reviewed and relied on originals or copies of: (i) the registration statement on Form S-8 of the Company relating to the Plan filed with the Securities and Exchange Commission (the “Commission”) on July 13, 2018 (the “Registration Statement”); (ii) the Plan; (iii) the Restated Certificate of Incorporation, as amended, of the Company and the Amended and Restated Bylaws of the Company; (iv) certain resolutions of the Board of Directors relating to the Plan and the filing of the Registration Statement; and (v) such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies, the genuineness of all signatures, and the legal capacity of all natural persons.
The opinion expressed below is based on the assumption that the Registration Statement will have been filed by the Company with the Commission and will have become effective before any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plan, and the applicable certificate or agreement, and will receive a prospectus containing all the information required by Part I of the Registration Statement on Form S-8 before acquiring such Shares.
Based on the foregoing, we are of the opinion that the Shares, when issued under the Plan in accordance with the terms and conditions thereof, will be legally issued, fully paid and non-assessable.

We do not express any opinion as to the laws of any jurisdiction other than the Federal securities laws and the Delaware General Corporation Law, which includes the applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws.
This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.
We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.
Very truly yours,

/s/ Ballard Spahr LLP